Exhibit 99.(e)(10)

February 22, 2007

Bairnco Corporation
300 Primera Blvd.
Lake Mary, FL 32746

Luke Fichthorn Severance Benefits

Reference is hereby made to the Employment Agreement between Luke E. Fichthorn (the “Executive”) and Bairnco Corporation (the “Company”), dated January 22, 1990, as amended (the “Employment Agreement”) and the merger agreement (the “Merger Agreement”) between the Company, BZ Acquisition Corp (“Merger Sub”) and Steel Partners II, L.P. (the “Purchaser”).

Notwithstanding Section 4.1 of the Merger Agreement, Merger Sub and Purchaser hereby consent that all Severance Payments, excluding the Gross-Up Payment (as each such term is defined in the Employment Agreement), required to be paid by the Company to the Executive under the Employment Agreement shall be funded through a rabbi trust (the “Trust”) to be set up by the Company prior to the close of the Offer (as such term is defined in the Merger Agreement).  The Trust shall provide that the Severance Payments shall be paid to the Executive at the time and in the manner provided for in the Employment Agreement.

This letter shall be binding on each of Merger-Sub and Purchaser and any successor thereto.

Acknowledged and Agreed,

BZ ACQUISITION CORP

By:  /s/ Warren G. Lichtenstein

Name: Warren G. Lichtenstein

Title: President

STEEL PARTNERS II, L.P.

By:  Steel Partners LLC.

General Partner

By: /s/ Warren G. Lichtenstein

Name: Warren G. Lichtenstein

Title:  Managing Member